Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

October 12, 2022

D-Wave Quantum Inc.

3033 Beta Avenue,

Burnaby, British Columbia V5G 4M9

Canada

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to D-Wave Quantum Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of an aggregate of 52,792,006 shares of common stock, par value $0.0001 per share, of the Company (collectively, the “Shares”), consisting of: (1) 31,134,546 Shares (the “2022 Plan Shares”) that are reserved for issuance under the D-Wave Quantum Inc. 2022 Equity Incentive Plan (the “2022 Incentive Plan”); (2) 8,036,455 Shares (the “ESPP Shares”) that are reserved for issuance under the D-Wave Quantum Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); and (3) 13,621,005 Shares (the “2020 Plan Shares”) that are reserved for issuance under the DWSI Holdings Inc. 2020 Equity Incentive Plan (the “2020 Incentive Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the 2022 Incentive Plan and the forms of award agreements relating to awards under the 2022 Incentive Plan;

3.	the Employee Stock Purchase Plan and the forms of award agreements relating to awards under the Employee Stock Purchase Plan; and

4.	the 2020 Incentive Plan and the forms of award agreements relating to awards under the 2020 Incentive Plan.

D-Wave Quantum Inc.	2

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.

The 2022 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the 2022 Incentive Plan, the 2022 Plan Shares will be validly issued, fully paid and non-assessable.

2.

The ESPP Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Employee Stock Purchase Plan, the ESPP Shares will be validly issued, fully paid and non-assessable.

3.

The 2020 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the 2020 Incentive Plan, the 2020 Plan Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP